Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Macy’s, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-231970, 333-192917, 333‑160564, 333-153721, 333-153720, 333-153719, 333-133080, 333-104017, 333-185575, 333-213707 and 333-225210) on Form S-8 and (No. 333-228707) on Form S-3 of Macy’s, Inc. and subsidiaries (“Macy’s, Inc.”) of our report dated March 30, 2020, with respect to the consolidated balance sheets of Macy’s, Inc. as of February 1, 2020 and February 2, 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended February 1, 2020, and the effectiveness of internal control over financial reporting as of February 1, 2020, which report appears in the February 1, 2020 annual report on Form 10‑K of Macy’s, Inc.

/s/ KPMG
Cincinnati, Ohio
March 30, 2020